AMENDMENT No. 1 TO AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement dated as of February 21, 2012 (the “Original Agreement”), by and between Xcel Brands, Inc., a Delaware corporation (the “Company”) and Seth Burroughs (the “Executive”, and together with the Company, the “parties”), is dated as of December 16, 2012.

WHEREAS, the parties have previously entered into the Original Agreement providing for the terms and conditions of the employment of Executive by the Company;

WHEREAS, the parties wish to amend the Original Agreement to amend certain provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Compensation. Section 1.3(a) is hereby deleted in its entirety and replaced with the following:

Base Salary. The Executive’s base salary shall be (i) $175,000 per annum (the “First Year Base Salary”) for the one year period commencing on the Effective Date and ending on the first anniversary of the Effective Date and (ii) (x) $200,000 per annum for the period commencing on the first anniversary of the Effective Date and ending on the date immediately preceding the date of this Amendment and (y) $225,000 per annum commencing on the date of this Amendment and ending on the second anniversary of the Effective Date (subsection(x) and (y), as applicable, referred to as the “Second Year Base Salary”). “Base Salary” means the First Year Base Salary or the Second Year Base Salary, whichever is in effect at the time of the determination. The Base Salary will be payable to the Executive by the Company in regular installments in accordance with the Company’s general payroll practices. The Executive shall receive such increases (but not decreases) in his Base Salary as the Board of Directors, or the compensation committee of the Board of Directors, may approve in its sole discretion from time to time. Following the initial two years, the Base Salary shall be reviewed at least annually.

Section 1.3(b) is hereby deleted in its entirety and replaced with the following:

Cash Bonus. Executive shall be eligible for a cash bonus of up to $50,000 per annum (the “Cash Bonus”) based upon the following: 50% of the $50,000 Cash Bonus for a fiscal year shall be paid to the Executive if the Company achieves at least 70% of its budgeted Adjusted EBITDA (as defined below) for such fiscal year and 100% of the $50,000 Cash Bonus for a fiscal year shall be paid to the Executive if the Company achieves at least 90% of its budgeted Adjusted EBITDA for such fiscal year. The Cash Bonus shall be awarded to the Executive on the date that is the earlier of (i) the 90th day following the end of the fiscal year to which the Cash Bonus relates and (ii) the first business day following the date the Company’s annual report on Form 10-K for the fiscal year to which the Cash Bonus relates is filed with the Securities and Exchange Commission. Notwithstanding the foregoing, all payments of Cash Bonuses shall be made on a date that allows such payments to comply with the requirements of Section 409A of the Code. Executive shall be eligible to receive a pro rata portion of the Cash Bonus if Executive’s employment is less than a full year or ceases prior to the end of the calendar year for which a Cash Bonus has not yet been paid. The Executive is eligible to receive additional cash bonuses at the discretion of the Company’s compensation committee.

“Adjusted EBITDA” shall mean for any period, for the Company and its subsidiaries on a consolidated basis (without duplication), an amount equal to (a) consolidated net income (as determined in accordance with generally accepted accounting principles of the United States of America as in effect from time to time) (“Consolidated Net Income”) for such period, minus, (b) to the extent included in calculating Consolidated Net Income, the sum of, without duplication, (i) income tax credits for such period, and (ii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting), plus (c) the following to the extent deducted in calculating such Consolidated Net Income, (i) interest expense and other finance costs (whether cash or non-cash) for such period (ii) the provision for federal, state, local and foreign income taxes for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the acquisition of Isaac Mizrahi and any other subsequent brand acquisition in such period, (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting and non-cash items related to earn-outs), and (vi) non-cash stock or equity compensation in such period.

2. Scope of Amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

XCEL BRANDS, INC.

By:	/s/ James Haran
Name: Kames Haran
Title: CFO

EXECUTIVE:

/s/ Seth Burroughs
Seth Burroughs